Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Fourth Quarter and Full Year 2020 Results

 Q4 2020 Rig Count Increased by 30%

FORT WORTH, Texas, February 25, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 97,000 gross wells across 28 states, today announced financial and operating results for the quarter ended December 31, 2020.

Fourth Quarter 2020 Highlights

•	Q4 2020 daily production of 14,062 barrels of oil equivalent (“Boe”) per day (6:1)

•	Q4 2020 production was composed of approximately 59% from natural gas and approximately 41% from liquids (27% from oil and 14% from natural gas liquids (“NGL”)) (6:1)

•	Q4 2020 oil, natural gas and NGL revenues of $25.9 million, an increase of 6% from Q3 2020, reflecting improved realized commodity prices; full year 2020 oil, natural gas and NGL revenues of $92.6 million

•	Q4 2020 net loss of $93.8 million and net loss attributable to common units of $62.2 million, compared to Q4 2019 net loss of $103.6 million and net loss attributable to common units of $51.3 million. The Q4 2020 net loss amount included a non-cash impairment expense of $92.9 million

•	Q4 2020 consolidated Adjusted EBITDA (a “Non-GAAP” financial measure as defined and reconciled below) of $17.9 million, sequentially up 4% from Q3 2020

•	As of December 31, 2020, Kimbell had 39 rigs actively drilling on its acreage, which represented a 30% increase as compared to 30 rigs actively drilling on its acreage as of September 30, 2020, led by increased drilling activity in the Permian Basin. Kimbell’s 39 active drilling rig count at year-end 2020 represented 11.7%[1] market share of all rigs drilling in the lower 48 or the continental United States

•	As of December 31, 2020, Kimbell’s major properties had 697 gross (2.38 net) drilled but uncompleted wells (“DUCs”) and 594 gross (1.94 net) permitted locations on its acreage

•	On December 8, 2020, Kimbell amended and extended its secured revolving credit facility through June 7, 2024 and increased total commitments from $225.0 million to $265.0 million, an increase of 18%. On January 27, 2021, Kimbell entered into an interest rate swap with Citibank, N.A. (“Citi”) and converted approximately 87% of outstanding borrowings under its secured revolving credit facility to a three-year fixed rate of approximately 3.9%

•	Q4 2020 cash distribution of $0.19 per common unit reflecting a payout ratio of 75% of cash available for distribution; implies a 7.4% annualized yield based on the February 24, 2021 closing price of $10.21 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell's secured revolving credit facility

1 Based on the Kimbell rig count of 39 and the Baker Hughes U.S. land rig count of 332 as of December 31, 2020.

Kimbell Royalty Partners, LP – News Release

Robert Ravnaas, Chairman and Chief Executive Officer of the Company commented, “Although 2020 was an extremely challenging year for everyone, I am very pleased with our strong operational execution. Throughout the year, we continued to pay an attractive, tax-efficient quarterly cash distribution while at the same time allocating a portion of our cash flow to prudently pay down more than $21 million of outstanding borrowings on our secured revolving credit facility. In addition, we closed the acquisition of Springbok Energy Partners, LLC and Springbok Energy Partners II, LLC and grew our total production by approximately 16% in 2020, as compared to 2019. We also replaced 104% of our proved developed producing (“PDP”) reserves, reduced cash general and administrative costs per Boe (a “Non-GAAP” financial measure as defined below) by approximately 5% in 2020, as compared to 2019, completed an oversubscribed equity offering, redeemed 50% of our outstanding Series A preferred units and amended and extended our secured revolving credit facility through June 2024. It was a very productive year for Kimbell.

“With the ongoing recovery of the U.S. oil and natural gas sector in the midst of the COVID-19 pandemic, we began to see a recovery in drilling activity on our acreage, as evidenced by the 30% increase in our rig count at the end of Q4 2020, as compared to Q3 2020, led by increased activity in the Permian Basin. As 2021 progresses, we are hopeful that we will continue to see a gradual improvement in drilling activity given the further increase in the lower 48 rig count during February 2021 as compared to year-end 2020. In addition, because approximately 2% of our acreage is federal land with active fracking, we expect no material impact from any potential suspension of permitting or fracking on federal lands in the U.S. under the new Presidential administration. In fact, we believe this could have the unintended consequence of driving up oil and natural gas prices.”

Ravnaas continued, “We are providing full-year 2021 guidance, which includes production guidance that, at its midpoint, reflects roughly flat daily production relative to our Q4 2020 daily production. We believe that most operators will focus their 2021 budgets on arresting declines, with a goal of flat to low single digit production growth in 2021.

“Finally, we remain focused on our role as a major consolidator in the highly fragmented U.S. oil and natural gas royalty sector, as well as assembling a high-quality, low-PDP decline and diversified royalty portfolio that generates significant cash flow with organic and acquisitive growth potential with no fixed capital requirements. We are excited about the opportunities to further expand in the future.”

Fourth Quarter 2020 Distribution and Debt Repayment

On January 22, 2021, the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”), approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the fourth quarter of 2020, or $0.19 per common unit. The distribution was payable on February 8, 2021 to common unitholders of record at the close of business on February 1, 2021. Kimbell plans to utilize the remaining 25% of cash available for distribution for the fourth quarter of 2020 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. In 2020, Kimbell paid down $21.2 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay down.

Kimbell Royalty Partners, LP – News Release

Kimbell expects that substantially all of its fourth quarter distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. Furthermore, Kimbell expects that substantially all distributions paid to common unitholders from 2021 through 2023 will not be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent two years (2024 to 2025) will be taxable dividend income.

Financial Highlights

Kimbell’s fourth quarter 2020 average realized price per Bbl of oil was $39.72, per Mcf of natural gas was $2.04, per Bbl of NGLs was $14.98 and per Boe combined was $20.02.

Total fourth quarter 2020 revenues were $23.3 million, compared to $25.4 million in the fourth quarter of 2019. Fourth quarter 2020 net loss was $93.8 million and net loss attributable to common units was $62.2 million, or $1.66 per common unit, compared to net loss of $103.6 million and net loss attributable to common units of $51.3 million in the fourth quarter of 2019. The net loss during the fourth quarter of 2020 was primarily due to a $92.9 million non-cash impairment expense recorded during the quarter as a result of a full-cost ceiling test, which was primarily due to a decline in the 12-month average price of oil and natural gas.  This non-cash impairment expense is not expected to impact the cash flow available for distribution generated by Kimbell or its liquidity or ability to make acquisitions in the future.

Total fourth quarter 2020 consolidated Adjusted EBITDA was $17.9 million, compared to $20.2 million in the fourth quarter of 2019 (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the fourth quarter of 2020, G&A expense was $6.4 million, $4.2 million of which was Cash G&A expense, or $3.26 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures at end of this news release).  Unit-based compensation in the fourth quarter of 2020, which is a non-cash G&A expense, was $2.2 million or $1.68 per Boe.

Despite further stabilization in the oil and natural gas markets and improved differentials and commodity prices, Kimbell believes that the ongoing COVID-19 outbreak and potential supply/demand imbalances in the oil and natural gas markets could continue to have an adverse effect on Kimbell’s business, production, cash flows, financial condition and results of operations in the first half of 2021.

Kimbell had outstanding 38,918,689 common units and 20,779,781 Class B units as of December 31, 2020 and February 25, 2021.

Production

Fourth quarter 2020 average daily production was 14,062 Boe per day (6:1), composed of approximately 59% from natural gas (6:1) and approximately 41% from liquids (27% from oil and 14% from NGLs).

Kimbell Royalty Partners, LP – News Release

Operational Update

As of December 31, 2020, Kimbell’s major properties had 697 gross (2.38 net) DUCs and 594 gross (1.94 net) permitted locations on its acreage. As of December 31, 2020, Kimbell had 39 rigs actively drilling on its acreage, which represents an approximate 11.7% market share of all land rigs drilling in the continental United States as of such time. Rig count has further increased into 2021 at the time of this release.

Basin	Gross DUCs as of December 31, 2020(1)	Gross Permits as of December 31, 2020(1)	Net DUCs as of December 31, 2020(1)	Net Permits as of December 31, 2020(1)
Permian	245	220	0.81	0.73
Mid-Continent	119	63	0.30	0.11
Haynesville	60	23	0.39	0.05
Bakken	141	151	0.15	0.27
Eagle Ford	57	64	0.48	0.36
Appalachia	18	41	0.06	0.13
Rockies	57	32	0.19	0.29
Total	697	594	2.38	1.94

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which are time consuming to quantify but, in the experience of Kimbell's management, can be significant in the aggregate.

Reserves

Ryder Scott Company, L.P. prepared an estimate of Kimbell's proved reserves as of December 31, 2020.  Average prices of $39.57 per barrel of oil and $1.99 per MMBtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).  Realized prices with applicable differentials were $37.12 per barrel of oil, $1.34 per Mcf of natural gas and $9.06 per barrel of NGLs.

Proved developed reserves at year-end 2020 increased by approximately 4% year-over-year to over 42 MMBoe, reflecting the acquisitions Kimbell made during the year along with continued development by the operators of Kimbell’s acreage.

	Crude Oil and Condensate (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net proved developed reserves at December 31, 2019	11,303	141,181	6,079	40,912
Revisions of previous estimates	1,033	5,305	374	2,292
Purchases of minerals in place	1,367	15,637	313	4,286
Production	(1,409)	(17,890)	(681)	(5,072)
Net proved developed reserves at December 31, 2020	12,294	144,233	6,085	42,418

Kimbell Royalty Partners, LP – News Release

Liquidity

On December 8, 2020, Kimbell amended its existing credit agreement to, among other things, change the administrative agent to Citi, increase the aggregate commitments from $225 million to $265 million on the secured revolving credit facility, set the borrowing base at $265 million and extend the maturity to June 7, 2024. Based on the current utilization percentage, the interest rate is 350 basis points plus a LIBOR floor of 25 basis points, or 3.75%.

As of December 31, 2020, Kimbell had approximately $171.6 million in debt outstanding under its secured revolving credit facility, had net debt to fourth quarter 2020 trailing twelve month consolidated Adjusted EBITDA of approximately 2.3x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $93.4 million in undrawn capacity under its secured revolving credit facility as of December 31, 2020.

On January 27, 2021, the Company entered into an interest rate swap with Citi, which fixed the interest rate on $150 million of notional, or approximately 87% of Kimbell’s outstanding balance on its secured revolving credit facility, at approximately 3.9% for three years.

Hedging

The following provides information concerning Kimbell’s hedge book as of December 31, 2020:

Fixed Price Swaps as of December 31, 2020
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
1Q 2021	132,030	1,697,940	$44.43	$2.83
2Q 2021	133,497	1,716,806	$44.60	$2.45
3Q 2021	134,964	1,735,672	$43.44	$2.41
4Q 2021	134,964	1,735,672	$44.58	$2.49
1Q 2022	132,030	1,697,940	$36.76	$2.61
2Q 2022	119,938	1,516,697	$41.77	$2.23
3Q 2022	139,196	1,759,316	$43.52	$2.44
4Q 2022	109,388	1,383,496	$46.00	$2.58

Kimbell Royalty Partners, LP – News Release

2021 Guidance

Kimbell is providing financial and operational guidance ranges for 2021 as follows:

	Kimbell Royalty
	Partners LP
2021
Net Production - Mboe/d (6:1)	13.3	-	14.7
Oil Production - % of Net Production	25%	-	29%
Natural Gas Production - % of Net Production	57%	-	61%
Natural Gas Liquids Production - % of Net Production	12%	-	16%

Unit Costs ($/boe)
Marketing and other deductions	$1.60	-	$2.40
Depreciation, depletion and accretion expenses	$8.00	-	$12.00
G&A
Cash G&A	$3.20	-	$3.40
Non-Cash G&A	$1.70	-	$2.10
Production and ad valorem taxes	6.5%	-	8.5%

Payout Ratio (1)		75%

(1)  The Company intends to payout 75% of its projected cash available for distribution in quarterly distributions and utilize 25% of projected cash available for distribution to paydown a portion of the outstanding borrowings under its secured revolving credit facility each quarter.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter 2020 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through March 4, 2021, by dialing 201-612-7415 and using the conference ID 13714305#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On February 25, 2021, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

Kimbell Royalty Partners, LP – News Release

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 97,000 gross wells with over 41,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, the tax treatment of Kimbell's distributions, future natural gas and other commodity prices, changes to supply and demand for oil, natural gas and NGLs and the recent COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of the acquisition of the Springbok assets are not realized, risks relating to Kimbell’s integration of the Springbok assets, risks relating to the COVID-19 outbreak and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Springbok assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

December 31,
2020
Assets:
Current assets
Cash and cash equivalents	$9,805
Oil, natural gas and NGL receivables	17,553
Accounts receivable and other current assets	974
Total current assets	28,332
Property and equipment, net	1,965
Investment in affiliate (equity method)	5,135
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,149,095
Less: accumulated depreciation, depletion and impairment	(628,102)
Total oil and natural gas properties, net	520,993
Right-of-use assets, net	3,123
Loan origination costs, net	5,086
Total assets	$564,634
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$889
Other current liabilities	4,765
Commodity derivative liabilities	3,113
Total current liabilities	8,767
Operating lease liabilities, excluding current portion	2,848
Commodity derivative liabilities	3,168
Long-term debt	171,550
Total liabilities	186,333
Commitments and contingencies
Mezzanine equity:
Series A preferred units	42,666
Unitholders' equity:
Common units	257,593
Class B units	1,039
Total unitholders' equity	258,632
Noncontrolling interest	77,003
Total equity	335,635
Total liabilities, mezzanine equity and unitholders' equity	$564,634

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	December 31, 2020	December 31, 2019
Revenue
Oil, natural gas and NGL revenues	$25,900	$27,202
Lease bonus and other income	32	164
Loss on commodity derivative instruments, net	(2,645)	(2,003)
Total revenues	23,287	25,363
Costs and expenses
Production and ad valorem taxes	1,472	1,962
Depreciation and depletion expense	11,987	14,428
Impairment of oil and natural gas properties	92,860	103,321
Marketing and other deductions	2,684	2,208
General and administrative expenses	6,402	5,418
Total costs and expenses	115,405	127,337
Operating loss	(92,118)	(101,974)
Other income (expense)
Equity income in affiliate	304	161
Interest expense	(1,740)	(1,481)
Loss on extinguishment of debt	(476)	—
Net loss before income taxes	(94,030)	(103,294)
(Benefit from) provision for income taxes	(190)	289
Net loss	(93,840)	(103,583)
Distribution and accretion on Series A preferred units	(1,578)	(3,470)
Net loss attributable to noncontrolling interests	33,213	55,750
Distributions on Class B units	(21)	(23)
Net loss attributable to common units	$(62,226)	$(51,326)

Basic	$(1.66)	$(2.27)
Diluted	$(1.66)	$(2.27)
Weighted average number of common units outstanding
Basic	37,477,152	22,608,400
Diluted	37,477,152	22,608,400

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Revenue
Oil, natural gas and NGL revenues	$92,587	$107,480
Lease bonus and other income	346	2,477
Loss on commodity derivative instruments, net	(2,451)	(1,732)
Total revenues	90,482	108,225
Costs and expenses
Production and ad valorem taxes	6,389	7,720
Depreciation and depletion expense	47,989	52,118
Impairment of oil and natural gas properties	251,559	169,150
Marketing and other deductions	9,377	8,145
General and administrative expenses	25,902	22,667
Total costs and expenses	341,216	259,800
Operating loss	(250,734)	(151,575)
Other income (expense)
Equity income in affiliate	764	80
Interest expense	(6,430)	(5,814)
Loss on extinguishment of debt	(476)	—
Other expense	(100)	—
Net loss before income taxes	(256,976)	(157,309)
(Benefit from) provision for income taxes	(885)	899
Net loss	(256,091)	(158,208)
Distribution and accretion on Series A preferred units	(7,810)	(13,878)
Net loss attributable to noncontrolling interests	96,642	89,148
Distributions on Class B units	(92)	(94)
Net loss attributable to common units	$(167,351)	$(83,032)

Basic	$(4.85)	$(3.92)
Diluted	$(4.85)	$(3.92)
Weighted average number of common units outstanding
Basic	34,530,398	21,192,714
Diluted	34,530,398	21,192,714

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Cash G&A are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense, and adjusted for distributions from equity investments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	December 31, 2020	December 31, 2019
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$13,870	$16,522
Interest expense	1,740	1,481
(Benefit from) provision for income taxes	(190)	289
Impairment of oil and natural gas properties	(92,860)	(103,321)
Amortization of right-of-use assets	(71)	(66)
Amortization of loan origination costs	(300)	(266)
Loss on extinguishment of debt	(476)	—
Equity income in affiliate	304	161
Forfeiture of restricted units	9	—
Unit-based compensation	(2,180)	(1,810)
Loss on commodity derivative instruments, net of settlements	(2,589)	(2,545)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	1,513	860
Accounts receivable and other current assets	27	(364)
Accounts payable	107	(74)
Other current liabilities	1,077	1,435
Operating lease liabilities	71	313
Consolidated EBITDA	$(79,948)	$(87,385)
Add:
Impairment of oil and natural gas properties	92,860	103,321
Unit-based compensation	2,180	1,810
Loss on extinguishment of debt	476	—
Loss on commodity derivative instruments, net of settlements	2,589	2,545
Cash distribution from affiliate	—	94
Equity income in affiliate	(304)	(161)
Consolidated Adjusted EBITDA	$17,853	$20,224
Adjusted EBITDA attributable to noncontrolling interest	(6,214)	(10,532)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,639	$9,692

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

(Unaudited, in thousands, except per-unit data and unit counts)

Three Months Ended
December 31, 2020
Net loss	$(93,840)
Depreciation and depletion expense	11,987
Interest expense	1,740
Cash distribution from affiliate	355
Benefit from income taxes	(190)
Consolidated EBITDA	$(79,948)
Impairment of oil and natural gas properties	92,860
Unit-based compensation	2,180
Loss on extinguishment of debt	476
Loss on commodity derivative instruments, net of settlements	2,589
Equity income in affiliate	(304)
Consolidated Adjusted EBITDA	$17,853
Adjusted EBITDA attributable to noncontrolling interest	(6,214)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,639

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	925
Cash distributions on Series A preferred units	627
Distributions on Class B units	21
Cash available for distribution on common units	$10,066

Common units outstanding on December 31, 2020	38,918,689

Cash available for distribution per common unit outstanding	$0.26

Common units outstanding on February 1, 2020 Record Date	38,918,689

Fourth quarter 2020 distribution declared (1)	$0.19

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except per-unit data and unit counts)

Three Months Ended
December 31, 2019
Net loss	$(103,583)
Depreciation and depletion expense	14,428
Interest expense	1,481
Provision for income taxes	289
Consolidated EBITDA	$(87,385)
Impairment of oil and natural gas properties	103,321
Unit-based compensation	1,810
Loss on commodity derivative instruments, net of settlements	2,545
Cash distribution from affiliate	94
Equity income in affiliate	(161)
Consolidated Adjusted EBITDA	$20,224
Adjusted EBITDA attributable to noncontrolling interest	(10,532)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$9,692

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	611
Cash distributions on Series A preferred units	923
Cash income tax expense (1)	151
Distributions on Class B units	23
Cash reserves (1)	(151)
Cash available for distribution on common units	$8,135

Common units outstanding on December 31, 2019	23,518,652

Cash available for distribution per common unit outstanding	$0.35

Common units outstanding on February 3, 2020 Record Date	29,268,652

Fourth quarter 2019 distribution declared (2)	$0.38

(1)  Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

(2)  The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisitions of the Oklahoma and Buckhorn assets being effective on August 1, 2019 and July 1, 2019, respectively, but only reflected in the condensed consolidated financial statements under GAAP from the closing dates of November 6, 2019 and December 12, 2019, respectively, onward.  In addition, includes an allocated portion of post-October 1, 2019 effective date anticipated cash receipts from the Springbok assets.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
December 31, 2020
Net loss	$(93,840)
Depreciation and depletion expense	11,987
Interest expense	1,740
Cash distribution from affiliate	355
Benefit from income taxes	(190)
Consolidated EBITDA	$(79,948)
Impairment of oil and natural gas properties	92,860
Unit-based compensation	2,180
Loss on extinguishment of debt	476
Loss on commodity derivative instruments, net of settlements	2,589
Equity income in affiliate	(304)
Consolidated Adjusted EBITDA	$17,853

Q1 2020 - Q3 2020 Consolidated Adjusted EBITDA (1)	54,003
Trailing Twelve Month Consolidated Adjusted EBITDA	$71,856

Long-term debt (as of 12/31/20)	171,550
Cash and cash equivalents (as of 12/31/20)	(9,805)
Net debt (as of 12/31/20)	$161,745

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	2.3x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net loss to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the pro forma results from the Springbok acquisition that closed in April 2020 in accordance with the credit agreement.